Exhibit 99.1

Press Release

AVIS BUDGET GROUP ANNOUNCES OFFERING OF

$400 MILLION OF SENIOR NOTES

PARSIPPANY, N.J., March 3, 2010 - Avis Budget Group, Inc. (NYSE: CAR) announced today that its wholly-owned subsidiary, Avis Budget Car Rental, LLC, intends to offer, subject to market and other customary conditions, $400 million aggregate principal amount of senior notes. The notes will be senior obligations of Avis Budget Car Rental, LLC and will be guaranteed on a senior basis by Avis Budget Group and certain of its domestic subsidiaries.

The Company intends to use the net proceeds of the offering to help repay outstanding indebtedness on its floating rate term loan and for general corporate purposes. Including the effect of interest rate hedges, the floating rate term loan being repaid has an effective interest rate of approximately 9.2%.

Contemporaneously, the Company has also proposed an amendment to its senior credit facility, which, among other items, would reduce the maximum aggregate amount of debt outstanding under such facility to $1.5 billion (from more than $1.9 billion currently). As part of the amendment, we will extend the maturities of approximately $1.2 billion of the facility by two years, increase the interest rate spreads by 50 basis points (on the extended portions), significantly reduce the principal amount of the term loan outstanding, and revise the financial and non-financial covenants to provide more flexibility to the Company. The amendment also provides for payment of normal and customary fees and expenses. Although the Company has received commitments from lenders for the proposed amendment, the amendment is subject to satisfaction of customary closing conditions; therefore, there can be no assurance that the proposed amendment will be completed as contemplated or at all.

The notes and the related guarantees will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The notes and the related guarantees have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, whether or not the Issuer will offer the notes or consummate the offering, the anticipated terms of the notes and the offering, and the anticipated use of the proceeds of the offering. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2009 including under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by the Company with the SEC from time to time. Except to the extent required by applicable federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

About Avis Budget Group, Inc.

Avis Budget Group is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the Company is a leading general-use vehicle rental company in each of North America, Australia, New Zealand and certain other regions. Avis Budget Group is headquartered in Parsippany, N.J. and has approximately 23,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Media Contact	Investor Contact
John Barrows	Neal Goldner
(973) 496-7865	(973) 496-5086